Exhibit 10.1
PROMISSORY NOTE

$1,000,000	June 28, 2007 Philadelphia, PA
     FOR VALUE RECEIVED, Environmental Tectonics Corporation, a Pennsylvania corporation (“Maker”), promises to pay to the order of H. F. Lenfest (“Payee”), the principal sum of One Million Dollars ($1,000,000), together with interest on the unpaid principal balance of this promissory note (this “Note”), on the terms and conditions described below. Maker is executing and delivering this Note to Payee to evidence a loan made by Payee to Maker in the principal amount hereof.
     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Payee and Maker hereby agree as follows:
     1. Interest. Interest shall accrue on the unpaid principal balance outstanding hereunder at the fixed annual rate of 6%, on the basis of a 360-day year, for the number of actual days elapsed during which principal is outstanding from the date of this Note until all principal and accrued interest is paid in full.
     2. Payments. The entire unpaid principal balance of the Note together with all accrued and unpaid interest thereon shall be due and payable in full on the earlier to occur of the following: (a) June 28, 2008; (b) Maker obtaining a loan from one or more commercial lenders in the principal amount of at least Ten Million Dollars ($10,000,000.00); and (c) Payee purchasing additional shares of preferred stock of the Company in an amount equal to at least One Million Dollars ($1,000,000).
     3. Prepayments. This Note may be prepaid at any time and from time to time, in whole or in part, without premium or penalty.
     4. Events of Default. Each of the following shall constitute an “Event of Default”:
          (a) Failure by Maker to pay the principal of or accrued interest on this Note when due pursuant to Section 2.
          (b) Any representation or warranty made by Maker in any document or in any certificate, financial or other statement furnished at any time under or in connection with this Note shall be false or misleading in any material respect.

          (c) The commencement by Maker of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law.
          (d) The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.
     5. Remedies.
          (a) Upon the occurrence of an Event of Default specified in Section 4(a), Payee may, by written notice to Maker, declare this Note to be due and payable, whereupon the principal amount of this Note, together with unpaid accrued interest thereon and all other amounts payable hereunder (“Debt”), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.
          (b) Upon the occurrence of an Event of Default specified in Section 4(b) and 4(c), the Debt shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.
     6. Authorization to File Financing Statements. Maker hereby irrevocably authorizes Payee at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statement and amendments thereto consistent with the terms of this Note.
     7. Waivers. Maker waives presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note.
     8. Collection Costs. Upon any breach or default of Maker’s obligations hereunder, Maker shall pay to Payee such amounts as shall have been reasonably incurred by Payee as the costs and expenses of collection, including reasonable attorney’s fees. Any payments made pursuant to this Note shall be applied first to costs and expenses of collection, then to accrued interest and thereafter to reduction in principal.
     9. Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, or (iv) sent by facsimile, to the following addresses or to such other addresses as either party may designate by notice in accordance with this Section:
If to Maker:
Environmental Tectonics Corporation
125 James Way
Southampton, PA 18966
Attn: Chief Financial Officer

If to Payee:
H.F. Lenfest
300 Barr Harbor Drive
Suite 460
West Conshohocken, PA 19428
     10. Construction. This Note shall be construed and enforced in accordance with the domestic, internal law, but not the law of conflict of laws, of the Commonwealth of Pennsylvania.
     11. Severability. Any provisions contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdictions hall not invalidate or render unenforceable such provisions in any other jurisdiction.
     12. Right of Set-off. Upon the occurrence of an Event of Default, Payee shall have the right, in addition to all other rights and remedies available to it, to set off against the unpaid balance of this Note any debt owing to Maker by Payee.
     13. No Marshaling, Etc., Required. If an Event of Default shall have occurred and be continuing, Payee shall not be required to marshal any present or future security for, or guarantees of, Maker’s obligations hereunder or to resort to any such security or guarantee in any particular order and Maker waives, to the fullest extent that it lawfully can, (a) any right it might have to require Payee to pursue any particular remedy before proceeding against it, and (b) any right to the benefit of, or to direct the application of the proceeds of any Collateral until Maker’s obligations hereunder have been paid in full
     14. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefit that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.
     15. Unconditional Liability. Maker and all endorsers, sureties and guarantors hereby jointly and severally waive all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and they agree that the liability of each of them shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and to the release of any part of any collateral, with or without substitution, and agree that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

     IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed and delivered as of the day and year first above written.

ENVIRONMENTAL TECTONICS CORPORATION
By:
	Name:	Duane D. Deaner
	Title:	Chief Financial Officer

TRANSACTIONS ON NOTE

		Amount of	Outstanding
	Amount of Loan	Principal Paid	Principal Balance
Date	Made This Date	This Date	This Date
June 28, 2007	$1,000,000	$—	$1,000,000